Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Mitcham Industries, Inc. of our reports dated April 6, 2017, relating to the consolidated financial statements and the financial statement schedule of Mitcham Industries, Inc., appearing in the Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2019, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Houston, Texas

September 27, 2019